Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$120,000,000	0.00011020	$13,224
Fees Previously Paid	$0	$0	$0
Total Transaction Valuation			$120,000,000
Total Fees Due for Filing			$13,224
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$13,224

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources							1